Registration No. 333-

As filed with the Securities and Exchange Commission on August 6, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELBIT IMAGING LTD.
(Exact name of registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 WEITZMAN STREET, TEL-AVIV, 64239, ISRAEL
(Address of Principal Executive Offices) (Zip Code)

2006 Employees and Officers Incentive Plan – Capital Gain Tax Track
(Full title of the plan)

Elbit Imaging Ltd.
c/o Corporation Service Company
1090 Vermont Avenue N.W.
Washington, DC 2000
(888)-690-2882
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Adva Bitan, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(2)		Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee

Ordinary Shares, par value
NIS 1.0 per share,
under the 2006	212,029	(2)	$28.45	(4)	$6,032,225.05	(4)	$237.07
Employees and Officers Incentive Plan -
Capital Gain Tax Track	685,520	(3)	$32.265	(5)	$22,118,302.8	(5)	$869.25

Total	897,549				$28,150,527.85		$1,106.32

(1)	This registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares, par value NIS 1.0 per share (the “Ordinary Shares”), of Elbit Imaging Ltd. (the “Registrant”) which become issuable under the Registrant’s 2006 Employees and Officers Incentive Plan – Capital Gain Tax Track (the “Incentive Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Represents 212,029 Ordinary Shares issuable upon exercise of outstanding options under the Incentive Plan.

(3)	Represents 685,520 Ordinary Shares available for future issuance under options that have not been issued under the Incentive Plan.

(4)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the per share exercise price in NIS of the outstanding options, translated into U.S. dollars based upon the daily representative rate of exchange on August 1, 2008 as published by the Bank of Israel. Such translation is being utilized solely for the purpose of calculating the registration fee.

(5)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for an aggregate of 685,520Ordinary Shares available for future awards under options that have not been issued under the Incentive Plan are estimated based on the average of the high and low prices of the Ordinary Shares reported on the Nasdaq Global Market on July 31, 2008.

THIS REGISTRATION STATEMENT CONTAINS A REOFFER PROSPECTUS FOR REOFFERS AND RESALES OF ORDINARY SHARES, WHICH MAY CONSTITUTE “CONTROL SECURITIES” AND/OR “RESTRICTED SECURITIES,” AND WHICH ARE ISSUABLE UPON THE EXERCISE OF OPTIONS GRANTED UNDER THE INCENTIVE PLAN AND THE MORDECHAY ZISSER OPTION GRANT AGREEMENT (THE “ZISSER GRANT AGREEMENT”). PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REOFFER PROSPECTUS ALSO RELATES TO THE ORDINARY SHARES ORGINALLY INCLUDED UNDER THE REOFFER PROSPECTUS FILED WITH AN EARLIER REGISTRATION STATEMENT ON FORM S-8 RELATING TO THE INCENTIVE PLAN AND THE ZISSER GRANT AGREEMENT (No. 333-136684).

EXPLANATORY NOTE

        Elbit Imaging Ltd. (the “Company”) prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 897,549 of the Company’s ordinary shares, par value NIS 1.0 per share, that may from time to time after the date hereof be issued by the Company under the 2006 Employees and Officers Incentive Plan – Capital Gain Tax Track (the “Incentive Plan”), which shares are in addition to those previously registered on a registration statement on Form S-8 (No. 333-136684) filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2006 (the “2006 Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the 2006 Registration Statement are hereby incorporated by reference in this registration statement, except as revised in Part II of this registration statement.

        Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I under Form F-3 under the Securities Act and pursuant to General Instruction C to Form S-8. Pursuant to Rule 429, this reoffer prospectus also relates to the ordinary shares registered under the 2006 registration statement, which also included a reoffer prospectus. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to an aggregate of 591,879 of these ordinary shares, which may constitute “control securities” and/or “restricted securities,” issued under the Incentive Plan and the Mordechay Zisser Option Grant Agreement to the selling shareholders listed in the reoffer prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

REOFFER PROSPECTUS

ELBIT IMAGING LTD.
2 WEITZMAN STREET, TEL-AVIV, 64239, ISRAEL

591,879 Ordinary Shares

        This reoffer prospectus relates to the resale of up to 591,879 ordinary shares of the Company, par value NIS 1.0 per share, being offered by the selling shareholders listed on page 25. The ordinary shares covered by this reoffer prospectus are issuable pursuant to the terms of the Incentive Plan.

        The prices at which a selling shareholder may sell his or her shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this reoffer prospectus is provided under “Selling Shareholders” and “Plan of Distribution” in this reoffer prospectus. We will not receive any of the proceeds from the sale of the shares under this reoffer prospectus. Upon the exercise of 350,000 options granted pursuant to the Mordechay Zisser Option Grant Agreement (the “Zisser Grant Agreement”), however, we will receive the exercise price of the options. All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by individual selling shareholders will be borne by these selling shareholders.

        Our ordinary shares trade on the Nasdaq Global Select Market, under the trading symbol “EMITF” and on the Tel-Aviv Stock Exchange, or the TASE. On August 5, 2008, the last sale price of our ordinary shares on the Nasdaq was $31.75 and the last sale price of our ordinary shares on the TASE was NIS 111.9 per share, respectively.

THIS INVESTMENT INVOLVES RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is August 6, 2008.

FORWARD-LOOKING STATEMENTS

        Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains “forward-looking statements.” Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

        Any or all of our forward-looking statements in this reoffer prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, the availability of necessary funds, our ability to raise capital when needed and on reasonable terms, or at all, economic conditions, the risks discussed in “Risks Factors” below as well as risks discussed in “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 incorporated by reference into this reoffer prospectus. In addition, you should note that our past financial and operation performance is not necessarily indicative of future financial and operational performance. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CORPORATE INFORMATION

        Our principal executive offices are located at 2 Weitzman Street, Tel-Aviv, 64239, Israel and our telephone number is (972-3)- 608-6000 and our fax number is (972-3) 608-6054.

THE COMPANY

        Elbit Imaging Ltd. was incorporated in 1996 under the name Elbit Medical Imaging Ltd. On November 11, 2007, Elbit Medical Imaging Ltd. changed its name to its current name. Elbit Imaging Ltd. is a company incorporated under the laws of the State of Israel and is subject to the Israeli Companies Law of 1999 and the Israeli Securities Law of 1968 and regulations promulgated under these laws. Our shares are listed on the NASDAQ Global Select Market (ticker symbol: EMITF) and on the Tel Aviv Stock Exchange (“TASE”). Our executive offices are located at 2 Weitzman Street, Tel-Aviv 64239, Israel. You may reach us by telephone at (972-3) 608-6000 or by fax at (972-3) 6086054. Our U.S. agent is Elbit Imaging Ltd., c/o CSC Corporation Service Company, 1090 Vermont Avenue N.W., Washington, DC 2000.

The following is a summary of the principal fields of our businesses:

—	Shopping and Entertainment Centers – Initiation, construction, operation, management and sale of shopping and entertainment centers and other mixed-use projects in Central and Eastern Europe and in India.

—	Hotels – Hotel ownership, operation, management and sale, primarily in major European cities.

—	Image Guided Treatment – Investments in the research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment.

—	Other Activities – Other activities consisting of (i) investments in real estate assets in India designated for residential projects and other mixed-use projects; (ii) the distribution and sale of fashion retail in Israel; and (iii) venture-capital investments. Other activities also include investments in hospitals and farm dairy plant which are in preliminary stages.

Below is a description of our principal fields of activity:

Shopping and Entertainment Centers

        The shopping and entertainment centers business includes mainly those shopping and entertainment centers which are currently under construction and/or development in capital cities and important regional areas in various countries of Central and Eastern Europe and recently also in and India which we believe to have a number of attractive characteristics. In addition to the shopping and entertainment centers business, our real estate portfolio includes certain other real estate projects of various types including residential projects, offices and mixed-use projects which combine several elements of operations, such as shopping and entertainment centers, offices, residential units, congress centers and leisure facilities. All of the projects described in the shopping and entertainment business are held by our 68.4% subsidiary, Plaza Centers N.V. (“PC”).

        As of June 30, 2008, PC had developed, leased and sold/forward sold (i.e., agreement to sell, conditional to the completion of the development and other conditions) 26 shopping and entertainment centers and one office project and had 31 development projects in various stages, including 17 shopping and entertainment centers, 14 mixed-use projects and other projects (residential and offices). PC has pursued development projects in Hungary, Poland, Czech Republic, Greece, Latvia, Romania and, most recently, Serbia, Bulgaria and India.

        PC is currently negotiating to acquire additional sites for shopping and entertainment development projects in Poland, the Czech Republic, Slovakia, Romania, Moldova, Ukraine, Russia, Serbia and India and is also actively assessing other cities within those countries where there is a realistic prospect of developing shopping and entertainment centers. Furthermore, PC will examine other countries in Central and Eastern Europe (“CEE”) and Asia that meet PC’s development criteria with a view to identifying further opportunities in this sector. Construction or development of each of such projects are generally conducted through a special purpose project corporation. In certain cases, such special purpose corporation is held as a joint venture with different partners.

Hotels

        The goal of our hotel business is to acquire and manage, via management companies, four-star hotel properties which provide, at four to five star hotel prices, the business and vacation traveler with five star quality accommodations that are conveniently located near major transportation stations.

        Our interests in the hotels are held by our wholly owned subsidiary Elscint Ltd. (“Elscint”). Our ownership percentage in our hotels varies, and the remaining interests in those hotels that are not wholly-owned by us are owned by various unrelated third parties, including Park Plaza Hotels Limited (“Park Plaza”), a public company whose shares are listed for trade on AIM. Park Plaza Hotels is engaged in the ownership, co-ownership, leasing, franchising and management of full service four star deluxe hotels and trendy boutique hotels in major gateway cities and regional centers in Europe and the Middle-East and North Africa. Prior to its listing, Park Plaza combined its interests with those of the Red Sea Group, our partner in five of our hotels.

        Park Plaza also serves indirectly, as the management company of six out of eight of our operating hotels.

        In addition to our operational hotels, we also hold interests in certain plots and properties intended to be developed or refurbished into hotels.

The Image Guided Treatment Business

        All of our activities in the image guided treatment field are performed through InSightec Ltd. (“InSightec”), our subsidiary, in which we hold 70.74% of its voting rights.

        As of July 3, 2008, the principal shareholders of InSightec were us (holding 70.74% of InSightec’s voting rights and 52.97% on a fully diluted basis), GE (holding 23.58% of InSightec’s voting rights and 20.95% on a fully diluted basis) and MediTech Advisers L.P. (“MTA”), an investment firm, (holding 3.78% of InSightec’s voting rights and 6.55% on a fully diluted basis). Employees, directors, officers and other investors held the remaining holdings of InSightec. The holdings in InSightec on a fully diluted basis is calculated excluding warrants granted by InSightec contingent upon certain rates of return on convertible notes issued by InSightec in August 2006 as well as 1,000,000 options exercisable into InSightec’s ordinary shares whose vesting is triggered upon the initial public offering of InSightec.

        InSightec has developed and markets the ExAblate 2000 – the first FDA-approved system for Magnetic Resonance guided Focused Ultrasound Surgery (“MRgFUS”). InSightec’s objective is to transform the surgical environment for the treatment of a limited number of forms of benign and malignant tumors by replacing invasive and minimally invasive surgical procedures with an incision less surgical treatment solution. The system is designed to deliver safe and effective non-invasive treatments while reducing the risk of morbidity and potential complications, as well as the direct and indirect costs associated with conventional surgery. In October 2004, InSightec received FDA approval to market the ExAblate 2000 in the United States for the treatment of uterine fibroids, a type of benign tumor of the uterus. Prior to that, in October 2002, InSightec received authorization to affix the CE mark to the ExAblate 2000, enabling it to market the system in the European Economic Area, and certain Asian countries, for the treatment of uterine fibroids. InSightec also has regulatory approval for the ExAblate 2000 for uterine fibroids in Canada, Russia, Brazil, Mexico, Korea, Taiwan, Australia, New Zealand and Singapore as well as for the treatment of breast cancer in Korea. In May 2007, InSightec also received CE-marking (marketing approval in the EEA) and in January 2008 the Israeli approval for the pain palliation of bone metastases. InSightec is also in various stages of development and clinical research for the application of its MRgFUS technology to the treatment of other types of benign and malignant tumors. These additional applications are being developed to take advantage of the modular design of the ExAblate 2000, which enables it to function as a common platform for multiple MRgFUS-based surgical applications. Currently, InSightec has an installed base of 62 units around the world in academic hospitals, community hospitals, MRI clinics and physician-formed joint ventures. The ExAblate 2000 is operable only with certain MRI systems manufactured by GE.

        InSightec’s MRgFUS technology integrates the therapeutic effects of focused ultrasound energy with the precision guidance and treatment outcome monitoring provided by MRI systems. Ultrasound is a form of energy that can pass harmlessly through skin, muscle, fat and other soft tissue, and is widely used in diagnostic applications. The ExAblate 2000 uses a phased-array transducer that generates a high intensity, focused beam of ultrasound energy, or a Sonication, aimed at a small volume of targeted tissue. The focused ultrasound energy provides an incision-less therapeutic effect by raising the temperature of the targeted tissue mass high enough to ablate, or destroy it, while minimizing the risk of damage to overlaying and surrounding tissue.

        InSightec believes that by combining the non-invasive therapeutic effects of focused ultrasound energy and the precise “real-time” data provided by the MRI system, it has developed an effective, non-invasive treatment solution for uterine fibroids.

        InSightec also believes that its MRgFUS technology can be applied to the treatment of other medical conditions, providing similar advantages by presenting both physicians and patients with a safe and effective incision-less surgical treatment option for several medical conditions, including a number of indications for which there are currently few effective treatment options.

Other Activities

        Our other activities consist of investments in India designated mainly for residential projects and other mixed-use projects and other investments in India in hospitals and farm and dairy plant, the distribution and sale of fashion retail in Israel and venture-capital investments. In addition, on June 30, 2008, we also entered into a joint venture agreement with an unrelated third party to engage in the insurance business in Romania.

        In addition to our core operations, we hold interests in various companies which are not significant to our results of operations.

RISK FACTORS

        You should carefully consider all of the information contained in and incorporated by reference into this reoffer prospectus and, in particular, the following risk factors. The risks and uncertainties described in the risk factors below are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operations and our liquidity.

RISKS RELATING TO THE SHOPPING AND ENTERTAINMENT CENTERS BUSINESS

        Suitable locations are critical to the success of a shopping and entertainment center

        The choice of suitable locations for the development of shopping and entertainment center projects is an important factor in the success of the individual projects. Ideally, these sites should be located: (i) within the city center, with well-developed transportation infrastructure (road and rail) located in close proximity to facilitate customer access; and (ii) within local areas with sufficient population to support the centers. If we are not able to find sites in the target cities which meet these criteria, either at all or at viable prices, this may materially adversely affect our business and results of operation.

        Zoning restriction and local opposition can delay or preclude construction of a center.

        Sites which meet our criteria must be zoned for commercial activities of the type contained in shopping and entertainment centers. In instances where the existing zoning is not suitable or in which the zoning has yet to be determined, we will apply for the required zoning classifications. This procedure may be protracted, particularly in countries where the bureaucracy is cumbersome and inefficient, and we cannot be certain that the process of obtaining proper zoning will be completed with sufficient speed to enable the centers to open ahead of the competition or at all. We have faced zoning problems with regard to certain projects, including the following:

—	With respect to Helios Plaza, Athens, Greece, the zoning permission under which Plaza Centers N.V. (“PC”), our subsidiary, was to redevelop the property as a shopping and entertainment center was reversed. At present, PC does not have the benefit of a current zoning permission permitting its development as a shopping and entertainment center and is examining alternative development opportunities for this site, including the construction of offices and the sale of the land.

—	With respect to PC’s property at Lodz, Poland, the zoning permission under which PC was to develop the property as a shopping and entertainment center has expired. PC is currently pursuing development of this site as a residential area.

        Opposition by local residents to zoning and/or building permit applications may also cause considerable delays. Certain of our site acquisitions are conditioned upon the grant of a building permit. In addition, arbitrary changes to applicable zoning may jeopardize projects that have already commenced. Therefore, if we cannot receive zoning approvals or if the procedures for the receipt of such zoning approvals are delayed, our cost will increase which will have an adverse effect on our business.

        We depend on contractors and subcontractors to construct our centers, which may lead to increased development and construction costs and the loss of our competitive advantage.

        We rely on subcontractors for all of our construction and development activities. If we cannot enter into subcontracting arrangements on terms acceptable to us or at all, we will incur additional costs which will have an adverse effect on our business. The competition for the services of quality contractors and subcontractors may cause delays in construction, thus exposing us to a loss of our competitive advantage. Subcontracting arrangements may be on less favorable terms than would otherwise be available, which may result in increased development and construction costs. By relying on subcontractors, we become subject to a number of risks relating to these entities, such as quality of performance, varied work ethics, performance delays, construction defects and the financial stability of the subcontractors. A shortage of workers would have a detrimental effect on us and our subcontractors and, as a result, on our ability to conclude construction phases on time and within budget. We generally require our subcontractors to provide bank guarantees in our favor to financially secure their performance. In the event the subcontractor fails to perform, the bank guarantees provide for a monetary payment to us. The guarantees do not, however, obligate the subcontractors to complete the project and may not adequately cover our costs of completing the project or our lost profits during the period while alternative means of completing the project are sought.

        Delays in the completion of construction projects could affect our success.

        An important element in the success of the construction process of our shopping and entertainment center projects is the short construction time (generally 12 to 18 months from the receipt of building permits, depending on the size of the project), and our ability to open the centers ahead of our competitors, particularly in cities which do not have shopping and entertainment centers of the type constructed by us.

        This makes us subject to a number of risks relating to these activities, including:

—	delays in obtaining zoning and other approvals;

—	the unavailability of materials and labor;

—	the abilities of sub-contractors to complete work competently and on schedule;

—	the surface and subsurface condition of the land underlying the project;

—	environmental uncertainties;

—	extraordinary circumstances or "acts of god"; and

—	ordinary risks of construction that may hinder or delay the successful completion of a particular project.

        In addition, under our development contracts with local municipalities, we have deadlines for most of our projects (subject to limited exceptions). If construction of a project does not proceed in accordance with our schedule, we may in some instances be required to pay penalties to the vendor (usually local municipalities) based on the extent of the delay and in isolated cases to forfeit rights in the land. The failure to complete a particular project on schedule or on budget may have a material adverse effect on our business, prospects, and results of operations or financial condition.

        We are dependent on attracting third parties to enter into lease agreements, and in particular on anchor tenants. If we fail to enter into these agreements, we risk receiving a lower price for the sale of such centers, which adversely affect our financial condition and results of operations.

        We are dependent on our ability to enter into new leases on favorable terms with third parties, including anchor tenants (such as the operators of cinemas, supermarkets, department stores and electrical appliances stores) in order to receive a profitable price for each shopping and entertainment center. Anchor stores in entertainment and shopping and entertainment centers play an important part in generating customer traffic and making a center a desirable location for other tenants. We may find it more difficult to engage tenants to enter into leases during periods when market rents are increasing, or when general consumer activity is decreasing. Economic recession, pressures that affect consumer confidence, job growth, energy costs and income gains can affect retail sales growth, and a continuing soft economic cycle may impact our ability to find tenants for our shopping and entertainment centers. Failure to attract tenants, the termination of a tenant’s lease, or the bankruptcy or economic decline of a tenant may adversely affect the price obtainable for the shopping and entertainment center and adversely affect our financial condition and results of operations.

        We may lease developed shopping and entertainment centers or other developments at below expected rental rates or sell at a price which is below what was expected.

        Our current strategy is to dispose of a shopping and entertainment center upon completion. If rental leases decrease below our expectations or if circumstances arise beyond our control, including market prices, market’s demand, negative trends and the likes, we may have to sell a shopping and entertainment center at a price below our projections.

        Competition is becoming more aggressive in certain Central and Eastern European countries, which may adversely affect our results of operations.

        The shopping and entertainment centers business in Central and Eastern Europe is rapidly becoming more competitive with a number of developers becoming active in our target areas. The shopping and entertainment centers concept we promote is gaining increasing popularity due to its potentially high yields. Developers compete not only for patrons, but also for desirable properties, financing, raw materials, qualified contractors, experienced system consultants, expert marketing agents and skilled labor. The public bidding process (the process through which we often acquire new properties) is subject to intense competition and some of our competitors have longer operating histories and greater resources than us, all of which may limit our ability to obtain such projects. There can be no assurance that we will be successful in winning projects that we bid for or which are awarded pursuant to fixed price tenders or that we will otherwise continue to be successful in competing in Central and Eastern Europe.

        Environmental discoveries may have a significant impact on the budget, viability and marketability of a shopping and entertainment center.

        We may encounter unforeseen constructions delays due to factors beyond our control such as delays caused by previously unknown soil contamination or the discovery of archeological findings which may have a significant impact on development budget and schedules and which may, in turn, have a detrimental effect on the viability or marketability of the development.

        Mixed used projects combine versatile factors affecting individual components, failure of any of which may affect other components and thereby be detrimental to the mixed used project.

        Our shopping and entertainment centers business include the construction of mixed used projects, which integrate large-scale business and leisure projects. Materialization of a risk specific to an individual component may affect other components of the mixed use projects and thereby the overall mixed used projects.

        We may be required to make payments to occupational tenants who enjoy enhanced occupational rights in order to vacate the premises which may result in budget overruns.

        Occupational tenants may enjoy enhanced occupational rights which may require us to make additional ex gratia payments to them in order to obtain vacant possession before the contractual expiry of such occupational tenants’ lease terms. Such payments may result in budget overruns for the project.

        There is no assurance that we will successfully implement our construct and dispose strategy on the shopping and entertainment business and in such event our results will be materially adversely affected.

        Our strategy in the shopping and entertainment centers business is to dispose of centers upon completion. Our decision to sell properties is based on various factors, including market conditions, and we cannot predict when such sales will actually occur. There can be no assurance that we will be able to complete dispositions of commercially reasonable terms or at all. Accordingly, our results of operation can be materially adversely affected.

RISKS RELATING TO THE HOTEL BUSINESS

        The hotel industry may be affected by economic conditions, oversupply, travel patterns, weather and other conditions beyond our control which may adversely affect our business and results of operations.

        The hotel industry may be adversely affected by changes in national or local economic conditions and other local market conditions. Our hotels generally, and in particular, in London and Amsterdam, may be subject to the risk of oversupply of hotel rooms. Other general risks that may affect our hotel business are changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, workers’ union activities, increases in land acquisition prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other current operating expenses. Unforeseen events, such as terrorist attacks, outbreaks of epidemics and economic recessions have had and may continue to have an adverse effect on local and international travel patterns and, as a result, on occupancy rates and prices in our hotels. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies and difficulties in securing financing for the development of hotels could have a material adverse effect on our business, results of operations, ability to develop new projects and the attainment of our strategic goals.

        Competition in the hotels industry could have an adverse effect on our business and results of operations.

        The hotel business is highly competitive. This is particularly the case in those areas where there is an oversupply of rooms, such as in London and Amsterdam. Competitive factors within the industry include:

—	convenience of location and accessibility to business centers;

—	room rates;

—	quality of accommodations;

—	name recognition;

—	quality and nature of service and guest facilities provided;

—	reputation;

—	convenience and ease of reservation systems; and

—	the supply and availability of alternative lodging.

        We operate, and intend to develop or acquire, most of our hotels in geographic locations where other hotels are or may be located. We expect to compete for guests and development sites with national chains, large franchisees and independent operators. Many of these competitors have greater financial resources and better brand name recognition than we do, and may have more established relationships with prospective franchisers, representatives in the construction industry and other parties engaged in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on our hotel occupancy and rates and, therefore, revenues of our hotels. We believe that competition within the lodging market may increase in the foreseeable future especially for our hotels located in Eastern Europe. New or existing competitors may significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which we currently or may subsequently compete, thereby materially adversely affecting our business and results of operations.

        Acquiring, developing and renovating hotels involve substantial risks, and we cannot be certain of the success of any future projects.

        Part of our strategy is to develop new hotels and to acquire and redevelop old or under-performing hotels. Acquiring, developing and renovating hotels involve substantial risks, including:

—	costs exceeding budget or amounts agreed to with contractors, because of several factors, including delays in completion of construction;

—	competition for acquisition of suitable development sites from competitors, who may have greater financial resources;

—	the failure to obtain zoning and construction permits;

—	unavailability of financing on favorable terms, if at all;

—	the failure of hotels to earn profits sufficient to service debt incurred in construction or renovation, or at all;

—	the failure to comply with labor and workers' union legal requirements;

—	relationships with and quality and timely performance by contractors; and

—	compliance with changes in governmental rules, regulations, planning and interpretations.

        We cannot be certain that present or future development or renovation will be successful. If we are not successful in future projects, it will have a material adverse effect on our business. For successful growth, we must be able to develop or acquire hotels on attractive terms and integrate such hotels into our existing operations. For acquired hotels, we must consolidate management, operations, systems, personnel and procedures, which may not be immediately possible due to collective labor agreements or other legal or operational obstacles. Any substantial delays or unexpected costs in this integration process could materially affect our business, financial condition or results of operations. We cannot be certain that newly acquired (or constructed or refurbished) hotels will perform as we expect or that we will be able to realize projected cost savings for acquired hotels.

        We depend on partners in our joint ventures and collaborative arrangements.

        The majority of operational hotels in which we own interests are held by us in partnership with other entities, including in particular, Park Plaza Hotels Limited (“Park Plaza”), a public company whose shares are listed for trade on AIM. Park Plaza is engaged in the ownership, co-ownership, leasing, franchising and management of full service four star deluxe hotels and trendy boutique hotels in major gateway cities and regional centers in Europe and the Middle-East and North Africa. We may in the future enter into joint ventures or other collaborative arrangements with Park Plaza or with other third parties. Our investments in these joint ventures, including in particular our numerous partnerships with Park Plaza, may, under certain circumstances, be subject to (i) the risk that one of our partners may become bankrupt or insolvent, which may cause us to be unable to fulfill our financial obligations, may trigger a default under our bank financing agreements or, in the event of a liquidation, may prevent us from managing or administering our business or entail a compulsory sale of the hotel at less favorable terms; (ii) the risk that one of our partners may have economic or other interests or goals that are inconsistent with our interests and goals, and that such partner may be in a position to veto actions which may be in our best interests; and (iii) the possibility that disputes may arise regarding the continued operational requirements of our hotels that are jointly owned.

        We rely on management agreements with Park Plaza which may not provide the intended benefits, and may be terminated. Significant decline in the reputation of Park Plaza or in the performance of our hotels could adversely affect our results of operation.

        Six of the hotels in which we have an interest are either directly or indirectly operated under long-term management agreements with Park Plaza. Park Plaza is the franchisee for certain territories under territorial license and franchise agreements with Golden Wall Investment Ltd., which entitles Park Plaza to use the “Park Plaza” trademark. Any significant decline in the reputation of Park Plaza or in its ability to ensure the performance of our hotels at anticipated levels could adversely affect our results of operations. If for any reason Park Plaza loses its principal franchise, we will automatically lose our ability to use the Park Plaza trademark and other benefits, and suffer in the areas of brand name recognition, marketing, and centralized reservations systems provided by Park Plaza, which, in turn, could materially affect our operations. If our agreement with Park Plaza is terminated, we cannot be certain that we would be able to obtain alternative management services of the same standard on similar or better terms.

        Our agreements with Park Plaza and the Rezidor Hotel Group impose obligations on us that may force us to incur significant costs.

        Our agreements with Park Plaza and the Rezidor Hotel Group, the management companies of the majority of our operating hotels, contain specific standards for, and restrictions and limitations on, hotel operation and maintenance. These standards, restrictions and limitations may conflict with our priorities, and impose capital demands upon us. In addition, Park Plaza and the Rezidor Hotel Group may alter their standards or hinder our ability to improve or modify our hotels. We may be forced to incur significant costs or make capital improvements in order to comply with requirements of Park Plaza or the Rezidor Hotel Group and, if our relationship with either of these parties is terminated, to change the franchise affiliation of our affected hotels, as a result.

        The value of our investment in our hotel properties is subject to various risks related to ownership and operation of real property.

        Our investment in hotel properties is subject to varying degrees of risk related to the ownership and operation of real property. The intrinsic value of our hotels and income from the hotels may be materially adversely affected by:

—	changes in global and national economic conditions, including global or national recession;

—	a general or local slowdown in the real property market which may make it difficult to sell a property;

—	political events that may have a material adverse effect on the hotel industry;

—	competition from other lodging facilities, and oversupply of hotel rooms in a specific location;

—	material changes in operating expenses, including as a result of changes in real property tax systems or rates;

—	changes in the availability, cost and terms of financing;

—	the effect of present or future environmental laws;

—	our ongoing need for capital improvements and refurbishments; and

—	material changes in governmental rules and policies.

        Our ownership rights in the Bucharesti hotel complex have been challenged. If such challenges succeed, our results of operations and financial position will be materially adversely affected.

        Since we acquired a controlling interest in the Bucuresti hotel complex in Bucharest, Romania (which includes the Radisson SAS Bucurest Hotel and the Centerville Apartment hotel) in 2000, we have encountered a number of attempts to challenge both the validity of the acquisition of the complex and our control over the company owning the rights to the hotel. If any such challenge succeeds, our results of operation and financial position will be materially adversely affected.

RISKS RELATING TO BOTH THE SHOPPING AND ENTERTAINMENT CENTERS BUSINESS AND TO THE HOTEL BUSINESS

        The failure to comply with government regulation may adversely affect our business and results of operations.

        Both the shopping and entertainment centers business and the hotel industry are subject to numerous national and local government regulations, including those relating to acquisition of real-estate properties, building and zoning requirements and fire safety control. In addition, we are subject to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements, and in some localities to collective labor agreements. A determination that we are not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing our shopping and entertainment centers and hotels into compliance with the regulations. In addition, our ability to dismiss unneeded staff may be hampered by local labor laws and courts which traditionally favor employees in disputes with former employers, particularly in countries with strong socialist histories such as those in Eastern Europe.

        We may be held liable for design or construction defects of third-party contractors.

        We rely on the quality and timely performance of construction activities by third-party contractors. Claims may be asserted against us by local government and zoning authorities or by third parties for personal injury and design or construction defects. These claims may not be covered by the professional liability insurance of the contractors or of the architects and consultants. These claims may give rise to significant liabilities.

        Shortages in raw materials and employees may have a material adverse effect on our results of operations.

        The building industry may from time to time experience fluctuating prices and shortages in the supply of raw materials as well as shortages of labor and other materials. The inability to obtain sufficient amounts of raw materials and to retain efficient employees on terms acceptable to us may delay construction and increase the budget of our projects and, as a result, have a material adverse effect on the results of our operations.

        The fair value of our real-estate assets may be harmed by certain factors, which may entail impairment losses not previously recorded which, in turn, will affect our financial results.

        Certain circumstances may affect the fair value of our real estate assets (operating or under construction), including, among other things, (i) the absence of or modifications to permits or approvals required for the construction and/or operation of any real-estate asset; (ii) in shopping and entertainment centers – where a significant part of the rental areas is subject to long-term leases with a small group of retailers which is distinguished (from other lessees), we may be exposed to a risk of rental fees rates being significantly lower than originally anticipated. A material decline in the long run in the business operations of such retailers may therefore, have an adverse effect on the real estate assets recoverable amount and their final sale prices. (iii) delays in completion of works, beyond the anticipated target, may cause harm and damages to the results of operations of the real estate; (iv) lawsuits that are pending, whether or not we are a party thereto, may have a significant impact on our real estate assets and/or on certain of our shareholding rights in the companies owning such assets. In addition, certain laws and regulations, applicable to our business in certain countries where the legislation process undergoes constant changes, may be subject to frequent and substantially different interpretations; agreements which may be interpreted by governmental authorities so as to shorten term of use of real estate, and which may be accompanied with a demand to demolish the construction thereon erected, be that with or without compensation, may significantly affect the value of such real estate asset. The fair value of our real estate assets may be significantly changed, thereby resulting in impairment losses not previously recorded in our financial results.

        Since market conditions and other parameters (such as macroeconomic environment trends, and others), which affect the fair value of our real-estate and investment, vary from time to time, the fair value may not be adequate on a date other than the date the measurement was executed (immediately prior to the balance sheet date). In the event the projected forecasts regarding the future cash flows generated by those assets are not met, we may have to record an additional impairment loss not previously recorded.

RISKS RELATING TO THE IMAGE GUIDED TREATMENT BUSINESS

        InSightec Ltd., our subsidiary, is currently dependent on sales of the ExAblate 2000 for the treatment of uterine fibroids and the sale of research systems for its clinical research. Inability to sell the ExAblate 2000 at appropriate prices will results in a adverse effect on our results of operations.

        The ExAblate 2000 is in an early stage of commercialization. InSightec Ltd. (“InSightec”), our subsidiary in which hold 70.71% of its voting rights, received FDA approval in October 2004 to market the ExAblate 2000 in the United States only for the treatment of uterine fibroids. InSightec expects sales of the ExAblate 2000 to come from this application and from sales of research systems for the foreseeable future, depending upon the timing of regulatory approval of additional applications for the ExAblate 2000. As a result, factors adversely affecting InSightec’s ability to sell, or pricing of or demand for, InSightec’s product would have a material adverse effect on InSightec’s financial condition and results of operations, which would, in turn, adversely affect our results of operations.

        If the ExAblate 2000 does not achieve broad market acceptance for the treatment of uterine fibroids, InSightec will not be able to generate sufficient sales to support its business.

        InSightec must achieve broad market acceptance of the ExAblate 2000 for the treatment of uterine fibroids among physicians, patients and third-party payors in order to generate a sufficient amount of sales to support its business. Physicians will not recommend the use of the ExAblate 2000 unless InSightec can demonstrate that it produces results comparable or superior to existing treatments for uterine fibroids. If long-term patient studies do not support InSightec’s existing clinical results, or if they indicate that the use of the ExAblate 2000 has negative side effects on patients, physicians may not adopt or continue to use the ExAblate 2000. Even if InSightec demonstrates the effectiveness of the ExAblate 2000, physicians may still not use the system for a number of other reasons. Physicians may continue to recommend traditional uterine fibroid treatment options simply because those methods are already widely accepted and are based on established technologies. Patients may also be reluctant to undergo new, less established treatments for uterine fibroids. If, due to any of these factors, the ExAblate 2000 does not receive broad market acceptance among physicians or patients, InSightec will not generate significant sales. In this event, InSightec’s business, financial condition and results of operations would be seriously harmed, and InSightec’s ability to develop additional treatment applications for the ExAblate 2000 would be adversely affected.

        If physicians, hospitals and other healthcare providers are unable to obtain coverage and sufficient reimbursement from third-party healthcare payors for treatment procedures using the ExAblate 2000, InSightec may be unable to generate sufficient sales to support its business.

        Demand for the ExAblate 2000, for commercial use, is likely to depend substantially on the extent to which sufficient reimbursement for treatment procedures using InSightec’s system will be available from third-party payors, such as private health insurance plans and health maintenance organizations and, to a lesser degree, government payor programs, such as Medicare and Medicaid. Reimbursement practices vary significantly from country to country and within some countries, by region. InSightec believes that third-party payors will not provide reimbursement on a national basis for treatments using the ExAblate 2000, unless InSightec can generate a sufficient amount of data through long-term patient studies to demonstrate that such treatments produce favorable results in a cost-effective manner relative to other treatments. Furthermore, InSightec could be adversely affected by changes in reimbursement policies of private healthcare or governmental payors to the extent any such changes affect reimbursement for treatment procedures using the ExAblate 2000. If physicians, hospitals and other healthcare providers are unable to obtain sufficient coverage and reimbursement from third-party payors for treatment procedures using the ExAblate 2000, InSightec may be unable to generate sufficient sales to support its business.

        InSightec’s future growth substantially depends on its ability to develop and obtain regulatory clearance for additional treatment applications for the ExAblate 2000.

        InSightec has received regulatory approvals to market the ExAblate 2000 in the United States, Israel, Canada, Russia, Brazil, Mexico, Korea, Taiwan, Australia, New Zealand, Singapore and the European Union Economic Area (“EEA”), which is comprised of the member nations of the European Union and certain additional European nations, solely for the treatment of uterine fibroids. Certain countries have also approved the use of ExAblate 2000 for the treatment of breast cancer. In addition, InSightec has received in May 2007 the CE-marking (approval to market in the EEA) and in January 2008 the Israeli approval for pain palliation of bone metastases. However, clinical experience for the bone metastases application is still in early stages and therefore commercial acceptance is expected to take some time. InSightec’s objective is to expand the use of the ExAblate 2000 by developing and introducing new treatment applications. InSightec is currently in various stages of product development and clinical studies for a number of new treatment applications for the ExAblate 2000. It will be required to obtain FDA approval in the United States and other regulatory approvals outside of the United States before marketing the ExAblate 2000 for these additional treatment applications. InSightec cannot guarantee that InSightec’s product development activities for these other applications will be successful and in such event, InSightec’s future growth will be harmed. In particular, InSightec’s future curative oncology treatment applications are subject to significant risks since these applications must be able to demonstrate complete ablation of malignant tumors, or meet or exceed the current medical standard related to the oncology application in question. If InSightec is unable to demonstrate this degree of efficacy, its future curative oncology treatment applications may not prove to be successful. In addition, assuming product development is successful, the regulatory processes can be lengthy, lasting many years in some cases, and expensive. We cannot assure that FDA approval or other regulatory approvals will be granted.

        In order to obtain FDA clearance and other regulatory approvals, and to obtain reimbursement coverage for use of the ExAblate 2000 treatment for additional applications, InSightec is required to conduct extensive clinical studies which may take several years to demonstrate the therapeutic benefits and cost-effectiveness of these new treatment applications and products. Clinical trials are expensive and may take several years to complete. If future clinical trials indicate that the ExAblate 2000 is not as beneficial or cost-effective as existing treatment methods, or that such products cause unexpected complications or other unforeseen adverse events, InSightec may not obtain regulatory clearance to market and sell the ExAblate 2000 for these additional treatment applications or obtain reimbursement coverage, and InSightec’s long-term growth would be seriously harmed.

        InSightec is dependent on General Electric.

        The ExAblate 2000 is compatible only with certain of GE Healthcare, a division of the General Electric Company (“GE”) Healthcare’s Magnetic Resonance Imaging (MRI) systems, which may limit InSightec’s potential market. A significant portion of the MRI systems in use in the United States and elsewhere are not GE MRI systems. InSightec has no current plans to develop a system that would be compatible with MRI systems manufactured by companies other than GE and is, therefore, limited in its target market to potential customers who already own or otherwise have access to a compatible GE MRI system, or are willing to purchase such a system in order to use the ExAblate 2000. In addition, in the event that GE is unable to effectively market its MRI systems, InSightec’s ability to generate additional sales of the ExAblate 2000 may be adversely affected.

        InSightec depends on its collaboration with GE to ensure the compatibility of the ExAblate 2000 with new models of GE MRI systems and upgrades to existing GE MRI systems. GE regularly develops new models of its MRI systems, as well as new capabilities for its existing MRI systems, which could affect their compatibility with the ExAblate 2000. If InSightec is unable to receive information regarding new models of the GE MRI systems or upgrades to existing GE MRI systems, and coordinate corresponding upgrades to the ExAblate 2000 to ensure continued compatibility with new and existing GE MRI systems, its ability to generate sales of its system will be adversely affected. In addition, If InSightec is unable to coordinate new applications or upgrades with GE’s research and development team, it may be unable to develop such applications or upgrades in a timely manner and its future revenue growth may be seriously harmed.

        In addition, GE is not prohibited from marketing or manufacturing other focused ultrasound-based products that may compete with the ExAblate 2000. GE also retained the right to use certain focused ultrasound-related patents which it assigned to InSightec at the time of its formation and InSightec has granted to GE a non-exclusive license to certain of InSightec’s patents derived from technology and patent rights licensed to InSightec by GE. GE may use such patents to develop its own focused ultrasound based products without InSightec’s consent. In the event that GE chooses to distribute or manufacture medical devices that may compete with the ExAblate 2000 or other products based on the MRgFUS technology, InSightec’s sales may be adversely affected.

        If InSightec is unable to protect its intellectual property rights, its competitive position could be harmed. Third-party claims of infringement could require InSightec to redesign its products, seek licenses, or engage in future costly intellectual property litigation, which could impact InSightec’s future business and financial performance.

        InSightec’s success and ability to compete depends in large part upon its ability to protect its proprietary technology. InSightec relies on a combination of patent, copyright, trademark and trade secret laws, and on confidentiality and invention assignment agreements, in order to protect its intellectual property rights. A few of InSightec’s patents were transferred to InSightec from GE at the time of its formation, and GE retains a non-exclusive license to make, use and sell products covered under these patents in the imaging field only without InSightec’s permission. Prior to the transfer, GE had entered into cross-license agreements with respect to these patents with a number of companies, including some that may be potential competitors of InSightec. As a result of these cross license agreements, InSightec may not be able to enforce these patents against one or more of these companies.

        The process of seeking patent protection can be long and expensive, and there can be no assurance that InSightec’s existing or future patent applications will result in patents being issued, or that InSightec’s existing patents, or any patents, which may be issued as a result of existing or future applications, will provide meaningful protection or commercial advantage to InSightec.

        Claims by competitors and other third parties that InSightec products allegedly infringe the patent rights of others could have a material adverse effect on InSightec’s business. Any future litigation, regardless of outcome, could result in substantial expense and significant diversion of the efforts of InSightec’s technical and management personnel. An adverse determination in any such proceeding could subject InSightec to significant liabilities or require InSightec to seek licenses from third parties or pay royalties that may be substantial.

RISKS RELATING TO OUR OTHER ACTIVITIES

        Our real-estate projects in India are subject to numerous risks relating to the purchase of land, development and construction and the sale of such projects which could harm our business and results of operation.

        Our real-estate operations in India are subject to the following risks:

—	If we are not able to find sites in the target cities which meet our criteria, either at all or at viable prices, this may materially adversely affect our business and results of operation. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	If we cannot receive zoning approvals or if the procedures for the receipt of such zoning approvals are delayed, our cost will increase which will have an adverse effect on our business. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	If we cannot enter into subcontracting arrangements on terms acceptable to us or at all, we will incur additional costs which will have an adverse effect on our business. A shortage of workers would have a detrimental effect on us and our subcontractors and, as a result, on our ability to conclude construction phases on time and within budget. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	The failure to complete a particular project on schedule or on budget may have a material adverse effect on our business, prospects, and results of operations or financial condition. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	There can be no assurance that we will be successful in winning projects that we bid for or which are awarded pursuant to fixed price tenders or that we will otherwise continue to be successful in competing in Central and Eastern Europe. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	We may encounter unforeseen constructions delays due to factors beyond our control such as delays caused by previously unknown soil contamination or the discovery of archeological findings which may have a significant impact on development budget and schedules and which may, in turn, have a detrimental effect on the viability or marketability of the development. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	Mixed used projects combine versatile factors affecting individual components, failure of any of which may affect other components and thereby be detrimental to the mixed used project. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	We may be required to make payments to occupational tenants who enjoy enhanced occupational rights in order to vacate the premises which may result in budget overruns. For additional information see “- Risks Relating to the Shopping and Entertainment Business” above.

—	We operate in India through joint ventures and collaborative arrangements. We may, under certain circumstances, be subject to (i) the risk that one of our partners may become bankrupt or insolvent, which may cause us to be unable to fulfill our financial obligations, may trigger a default under our bank financing agreements or, in the event of a liquidation, may entail a compulsory sale of a project at less favorable terms; (ii) the risk that one of our partners may have economic or other interests or goals that are inconsistent with our interests and goals, and that such partner may be in a position to veto actions which may be in our best interests.

—	A determination that we are not in compliance with government regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing our shopping and entertainment centers and hotels into compliance with the regulations. For additional information see “- Risks Relating to Both the Shopping and Entertainment Centers Business and to the Hotel Business” above.

—	We may be held liable for design or construction defects of third-party contractors. These claims may give rise to significant liabilities. For additional information see “- Risks Relating to Both the Shopping and Entertainment Centers Business and to the Hotel Business” above.

—	Shortages in raw materials and employees may have a material adverse effect on our results of operations. For additional information see “- Risks Relating to Both the Shopping and Entertainment Centers Business and to the Hotel Business” above.

—	The fair value of our real-estate assets may be harmed by certain factors, which may entail impairment losses not previously recorded which, in turn, will affect our financial results. For additional information see “- Risks Relating to Both the Shopping and Entertainment Centers Business and to the Hotel Business” above.

        Our fashion retail business is dependent on one single franchise and supplier which could cause delays or disruptions in the delivery of our products, which could harm our business and results of operations.

        Elbit Trade and Retail Ltd. (“Elbit Trade”), our wholly owned subsidiary, depends on two single franchises with and the supply of products from Punto Fa, S.L., a contemporary women’s apparel company, and its international brand name MANGO-MNG™ (which supplier we refer to collectively herein as Mango International). If Mango International ends its relationship with Elbit Trade or enters into liquidation, Elbit Trade’s business in Israel with respect to the products supplied by such supplier will be terminated. In addition, Elbit Trade relies on the supply of its products from such supplier and may face a shortage of inventory if there is a worldwide excess demand for Mango International’s products. If either of these events occurs, our results of operations may be adversely affected.

        A rise in wage levels in Israel could adversely affect Elbit Trade’s financial results.

        Elbit Trade relies mainly on minimum wage employees. The Israeli government increased the applicable minimum wage effective as of July 1, 2008. Further increases were to have been determined by a special committee which was supposed to submit its recommendations by July 1, 2007; we are not aware that any recommendations were in fact submitted. If wage levels generally, and particularly the minimum wage in Israel, increase, Elbit Trade’s results of operations could be harmed.

        The apparel industry is subject to changes in fashion preferences. If the manufacturer of products marketed by Elbit Trade misjudges fashion trends, or if Elbit Trade fails to choose from the Mango International inventory design products that appeal to our customers, our sales could decline and our results of operations could be adversely affected.

        Neither Mango International nor Elbit Trade may be successful in anticipating and responding to fashion trends in the future. Customer tastes and fashion trends change rapidly. Our success depends in part on the ability of Mango International to effectively anticipate and respond to changing fashion tastes and consumer demands and to translate market trends into appropriate, saleable product offerings far in advance. If Mango International is unable to successfully anticipate, identify or react to changing styles or trends and misjudges the market for its products or any new product lines, or if we fail to choose from the Mango International’s inventory design products that appeal to our customers’ changing fashion preferences, Elbit Trade’s sales will be lower and we may be faced with a significant amount of unsold finished goods inventory. As a result, we may be forced to increase our marketing promotions or price markdowns, which could have an adverse effect on our business. Our Mango brand image may also suffer if customers believe merchandise misjudgments indicate that Mango no longer offers the latest fashions.

        A change in customs rates and custom and harbor strikes could adversely affect Elbit Trade’s financial results.

        Mango is subject to Israeli customs since all of its products are imported. An increase in customs rates on Elbit Trade’s products could adversely affect Elbit Trade’s ability to compete against local manufacturers or with products from countries which enjoy more favorable customs rates in Israel. On the other hand, a reduction in customs rates may encourage entrance penetration of new competitors to the market. In addition, since most of Elbit Trade’s products are imported, custom and harbor strikes and delays could adversely affect Elbit Trade’s ability to meet customer demands and adversely affect Elbit Trade’s financial results.

        Elbit Trade may be unable to compete favorably in the highly competitive fashion retail industry, and Elbit Trade’s competitors may have greater financial, geographic and other resources.

        The sale of fashion retail is highly competitive. Elbit Trade competes directly with a number of Israeli and international brands (such as Zara, Castro, Honigman, Renuar and Dan Casidi) some of which have longer operating histories and enjoy greater financial and marketing resources than Elbit Trade. For example, as a result of their greater financial and marketing resources, Elbit Trade’s competitors may have the ability to obtain better geographic locations for their stores in shopping and entertainment centers, with better traffic flow and access to customers, which would have a positive impact on their sales.

        Increased competition could result in pricing pressure, increased marketing expenditures or loss of market share to Elbit Trade and adversely affect Elbit Trade’s revenues and profitability. There can be no assurance that Elbit Trade will be able to compete successfully against existing or new competitors.

        Elbit Trade has no control over fluctuations in the cost of the raw materials it uses and a rise in costs could harm Elbit Trade profitability.

        Elbit Trade buys its entire inventory from Mango International, which is responsible for the design and manufacturing of all of Elbit Trade’s products. The prices of the inventory that Elbit Trade purchases from Mango International are dependent on the manufacturing costs of Mango International. Mango International’s manufacturing costs are substantially dependent on the prices of raw materials and level of wages in the countries where its products are manufactured. Therefore, an increase in the manufacturing costs of Mango International will cause an increase in Elbit Trade’s cost of goods sold and Elbit Trade may not be able to pass on the increased costs to its customers. Such increased costs would likely adversely affect Elbit Trade’s profitability, operational results and its financial condition.

        A devaluation of the NIS against the Euro could harm Elbit Trade’s profitability.

        Elbit Trade buys its entire inventory for each of the brands it is marketing and selling from a sole supplier. The price of this inventory is denominated in Euros. Therefore, a devaluation of the NIS against the Euro will cause an increase in Elbit Trade’s cost of goods sold expressed in NIS, and Elbit Trade may not be able to pass the increased costs to its customers. This would likely adversely affect Elbit Trade’s profitability, operational results and its financial conditions.

        Our venture capital investments are made in development stage companies and involve high risks.

        Investments in biotechnology development stage companies involve high risks. These companies are subject to various risks generally encountered by new enterprises, including costly, delayed or protracted research and development programs, the need for acceptance of their products in the market place, and the need for additional financing which might not be available. We cannot be certain that the assessments we made at the time of investment in our venture capital investments, as to the quality of the concept or the prototype, will prove correct, or that there will be an adequate return on investment, if at all. If our assessment of the venture capital investments are incorrect, our results of operations may be adversely affected.

        Our venture capital investments are speculative in nature and we may never realize any revenues or profits from these investments.

        We cannot be certain that our venture capital investments will result in revenues or profits. Economic, governmental, regulatory and industry factors outside our control affect our venture capital investments. If our venture capital investments will not successfully implement its business plan we will not be able to realize any profits from it. Our ability to realize profits from these investments will be dependent upon the management of these companies, the success of its research and development activities, the timing of the marketing of its products and numerous other factors beyond our control.

RISKS RELATING TO ISRAEL

        Security and economic conditions in Israel may affect our operations.

        We are incorporated under Israeli law and our principal offices are located in Israel. In addition our operations in our other lines of business, such as Mango and other venture capital investments operate in Israel. Political, economic and security conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, various armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Israel signed a peace treaty with Egypt in 1979 and a peace treaty with Jordan in 1994. As of the date of this annual report, Israel has not entered into any peace agreement with Syria or Lebanon. Since 1993, several agreements have been signed between Israel and the Palestinians, but a final agreement has not been achieved. Since October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, characterized by terrorist attacks on civilian targets, suicide bombings and military incursions into areas under the control of the Palestinian Authority. These developments have adversely affected the peace process, placed the Israeli economy under significant stress, and have negatively influenced Israel’s relationship with several Arab countries.

        In addition, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

        Many of our directors, officers and employees are obligated to perform annual military reserve duty in Israel. We cannot assess the potential impact of these obligations on our business.

        Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 45, unless exempt, are obligated to perform annual military reserve duty for up to 36 days per annum and are subject to being called to active duty at any time under emergency circumstances. The deteriorating security situation in the Middle East has caused, and will continue to cause, a sharp increase in the army reserve obligations of our directors, officers and employees who are subject to such reserve duty obligations. We cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect of any increase or reduction of these requirements on us.

        Israeli courts might not enforce judgments rendered outside of Israel, which may make it difficult to collect on judgments rendered against us.

        We are incorporated in Israel. None of our directors and officers are residents of the United States and some of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us, and our directors and executive officers may be difficult to obtain within the United States.

        Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that all of the following terms are met: (i) the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment; (ii) the judgment can no longer be appealed; (iii) the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and (iv) the judgment can be executed in the state in which it was rendered or issued.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court will also not declare a foreign judgment enforceable in the occurrence of any of the following: (i) the judgment was obtained by fraud; (ii) there was no due process; (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel; (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or (v) at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        Anti-takeover provisions could negatively impact our shareholders.

        The Israeli Companies Law of 1999 (the “Companies Law”) provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of such acquisition the purchaser becomes a holder of 25% or more of the voting rights in the company. This rule does not apply if there already is another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer, if as a result of the acquisition the purchaser becomes a holder of more than 45% of the voting rights in the company. This rule does not apply if another party already holds more than 45% of the voting rights in the company.

        Furthermore, under the Companies Law, a person is not permitted to acquire shares of a public company or a class of shares of a public company, if following such acquisition such person holds 90% or more of the company’s shares or class of shares, unless such person conducts a tender offer for all of the company’s shares or class of shares (a “Full Tender Offer”). In the event that holders of less than 5% of the company’s issued share capital or of the issued class of shares did not respond to the tender offer, then such offer will be accepted and all of the company’s shares or class of shares with respect to which the offer was made will be transferred to the offeror, including all of the company’s shares or class of shares held by such non-responsive shareholders that will be transferred to the offeror by way of a compulsory sale of shares. In the event that holders of 5% or more of the issued shares did not respond to the tender offer, the offeror may not purchase more than 90% of the shares or class of shares of such company.

        At the request of an offeree of a Full Tender Offer which was accepted, the court may determine that the consideration for the shares purchased under the tender offer, was lower than their fair value and compel the offeror to pay to the offerees the fair value of the shares. Such application to the court may be filed as a class action.

        The Companies Law provides that for so long as a shareholder in a publicly held company holds more than 90% of the company’s shares or of a class of shares, such shareholder shall be precluded from purchasing any additional shares.

RISKS RELATING TO OPERATIONS IN EASTERN EUROPE AND ASIA

        We are subject to various risks related to our operations in Eastern Europe, including economic and political instability, political and criminal corruption.

        Many of the Eastern European countries in which we operate are countries which were allied with the former Soviet Union under a communist economic system, and they are still subject to various risks. Certain Eastern European countries, in particular those countries that are not expected to join the European Union in the near future, are still economically and politically unstable and suffer from political and criminal corruption, lack of commercial experience, and unpredictability of the civil justice system. Certain Eastern European countries also continue to suffer from high unemployment, low wages and low literacy rates. These risks could be harmful to us and are very difficult to quantify or predict. Although many governments of the Eastern European countries have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation to increase international trade and investment, such policies might change unexpectedly. We will be affected by the rules and regulations regarding foreign ownership of real and personal property. Such rules may change quickly and dramatically and thus may have an adverse impact on ownership and may result in a loss without recourse of our property or assets. Domestic and international laws and regulations, whether existing today or in the future, could adversely affect our ability to market and sell our products and could impair our profitability.

        Certain Eastern European countries may regulate or require governmental approval for the repatriation of investment income, capital or the proceeds of sales of securities by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad. Any such restrictions may adversely affect our ability to repatriate investment loans or to remit dividends. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain emerging countries. In addition, in an attempt to control inflation, price controls at our hotels have been imposed at times in certain countries, which may affect our ability to increase our room rates.

        Environmental issues are becoming of increasing significance in Eastern Europe which may result in delays in construction and increased costs.

        There is increasing awareness of environmental issues in Eastern Europe. This may be of critical importance in areas previously occupied by the Soviet Army, where soil pollution may be prevalent. We cannot be certain that all sites acquired will be free of environmental pollution. If a property that we acquire turns out to be polluted, such a finding will adversely affect our ability to construct, develop and operate a shopping and entertainment center on such property, and may cause us to suffer expenses incurred in cleaning up the polluted site which may be significant.

        Hostilities in India and other countries in Asia could have a material adverse effect on our financial conditions and results of operations.

        India has from time to time experienced instances of hostilities with neighboring countries, including Pakistan and China. Military activity or terrorist attacks in the future could influence the Indian economy by disrupting communications and making travel more difficult and such political tensions could create a greater perception that companies operating in India are usually involved in higher degrees of risk. Events of this nature in the future, as well as social and civil unrest within other countries in Asia or within India, could influence the Indian economy and could have a material adverse effect on our financial condition and results of operations. In addition, India has from time to time experienced social and civil unrest due to religious strife.

        Changes in the economic policies of the Government of India or political instability could have a material adverse effect on our business.

        Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector and significantly reducing the roles of the state governments in the Indian economy as producers, consumers and regulators. The current Government of India, formed in May 2004, has announced policies and taken initiatives that support the continued economic liberalization pursued by previous governments. However, this trend of liberalization may not continue in the future. The rate of economic liberalization could change, and specific laws and policies generally affecting the foreign investment, currency exchange, repatriation of profits and other matters affecting our investments, as well as specifically affecting the sectors of commercial activity in which we operate, could also change. A significant shift in India’s economic liberalization and deregulation policies could materially adversely affect business and economic conditions in India generally, as well as our business operations in particular. In addition to potential economical instability, the Indian economy and business practices are relatively unsophisticated and lacking in experience, and there have been some instances of political and criminal corruption. Furthermore, India continues to suffer from high unemployment, low wages and low literacy rates. These risks could be harmful to us and are very difficult to quantify or predict.

        Indian governments are democratically elected, but are invariably comprised of a coalition of several political parties. The withdrawal of one or more of these parties from the coalition could cause the government to fall, resulting in political instability or stagnation pending new elections. Such events could delay or even halt the progress and development of the Indian economy and its receptiveness to foreign investment, and could thus have a material adverse effect on our business.

        Operations in India are a relatively new venue to us and there is no assurance that our skills and experience can be applied successfully in these regions.

        While we believe that the skills and experiences that we have acquired through sourcing sites, and developing and selling shopping and entertainment centers, in the emerging markets in Central and Eastern Europe (“CEE”) can be applied successfully to projects in India, this cannot be guaranteed. The differences between emerging markets in CEE and emerging markets in India, such as differing mentalities, social and business cultures, legal structures and systems, integrity of the courts, and restrictions on foreign ownership of real estate, may mean that our success in developing and selling shopping and entertainment centers in CEE may not be replicated in India.

        Limitations by the Indian government to invest in India may adversely affect our business and results of operations.

        Under the Indian government’s policy on Foreign Direct Investment (“FDI Policy”), an acquisition or investment by us, in an Indian sector or activity in particular in the shopping and entertainment centers business, which does not comply with certain limitations, is subject to a governmental approval. With respect to the real-estate sector, these limitations include, among other things, a minimum investment and minimum size of build-up land. In addition, under the FDI Policy it is not permitted for foreign investors to acquire agricultural land for real-estate development purposes. There is no assurance that we will comply with the limitations prescribed in the FDI Policy in order to not be required to receive governmental approvals. Failure to comply with the requirements of the FDI Policy will require us to receive governmental approvals which we may not be able to obtain or which may include limitations or conditions that will make the investment unviable or impossible, and non-compliance with investment restrictions may result in the imposition of penalties. This would have an adverse effect on our business and results of operations.

        Uncertainty regarding the ownership of land in India may expose us to third party claims in connection with the purchase of land by us which may have a material adverse effect on our financial performance and results of operations.

        Under the laws of India, the registration of ownership in land with the land registration offices does not automatically guarantee lack of third party rights to such land, particularly with respect of rights which devolve by inheritance. While we go to considerable lengths to ensure integrity of title in the real estate properties acquired by us, the system of recording ownership and rights in and to immovable property is not conclusive, which may expose us to third party claims in connection with such land.

        Restrictions on the repatriation of capital in India may adversely affect our cash flows and results of operations.

        Pursuant to regulations promulgated under the FDI Policy and by the central bank, the repatriation of capital with regard to investments made in the real-estate sector is such to strict regulatory procedures, and is restricted during three years commencing on the date of such investment. If we are unable to repatriate capital from our investments in India, in whole or in part, this may have an adverse effect on our cash flows and our results of operations.

GENERAL

        If we are characterized as a passive foreign investment company for U.S. federal income tax purpose, holders of ordinary shares may suffer adverse tax consequences.

        Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the value of our assets, averaged quarterly, are held for the production of, or produce, passive income, we will be characterized as a passive foreign investment company (“PFIC”), for U.S. federal income tax purposes. A determination that we are a PFIC could cause our U.S. shareholders to suffer adverse tax consequences, including having gains realized on the sale of our shares taxed at ordinary income rates, rather than capital gains rates, and being subject to an interest charge on gain from the sale or other disposition of our ordinary shares, and on certain “excess distributions” with respect to our ordinary shares and could have an adverse effect on the price and marketability of our shares. If we are a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares. Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

        We are subject to various legal proceedings that may have a material adverse effect on our results of operations.

        Certain legal proceedings have been initiated against us, including litigation in connection with the change of control of us and our subsidiary Elscint in May 1999 and the acquisition of the hotel businesses by Elscint in September 1999, as well as motions to certify such claims as class actions and litigation by an individual who claims to have rights to a percentage in us and certain of our subsidiaries. For details refer to Note 21.B in our annual financial statements included in Item 18 of our Annual Report on Form 20-F for the year ended December 31, 2007. A determination against us in some or all of these proceedings may materially adversely affect our results of operations.

        We have significant capital needs and additional financing may not be available.

        The sectors in which we compete are capital intensive. We require substantial up-front expenditures for land acquisition, development and construction costs, certain investments in research and development as well as for the ongoing maintenance of our hotels. Accordingly, we require substantial amounts of cash and financing for our operations. We cannot be certain that such external financing would be available on favorable terms or on a timely basis or at all. During 2007 and 2008, the world markets have undergone a financial crisis commonly known as the sub-prime mortgage crisis, which resulted in lower liquidity in the capital markets. Lower liquidity may result in difficulties to raise additional debt or in the raise of such debt in less favorable interests. In addition, construction loan agreements generally permit the draw down of the loan funds against the achievement of pre-determined construction and space leasing milestones. If we fail to achieve these milestones, the availability of the loan funds may be delayed, thereby causing a further delay in the construction schedule. If we are not successful in obtaining financing to fund our planned projects and other expenditures, our ability to undertake additional development projects may be limited and our future profits and results of operations could be materially adversely affected. Our inability to obtain financing may affect our ability to construct or acquire additional centers and hotels, and we may experience delays in planned renovation or maintenance of our hotels that could have a material adverse effect on our results of operations.

        Our high leverage could adversely affect our ability to operate our business.

        We are highly leveraged and have significant debt service obligations. In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes. We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

        Our lenders require us to maintain and comply with certain financial and operational covenants. Our ability to comply with these covenants may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on us. In the event of any default under the loan agreements, the lenders thereunder could elect to declare all outstanding borrowings immediately due together with accrued and unpaid interest and other fees. Furthermore, in the event of any default under the loan agreements, such loans could be reclassified as short-term debt. Such classification in our financial statements may improperly reflect our working capital ratio as well as other financial indicators since the assets which were financed by these loans are classified as non-current assets. As a result of our substantial indebtedness:

—	we could be more vulnerable to general adverse economic and industry conditions;

—	we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

—	we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

—	we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

—	we may have a competitive disadvantage relative to other companies in our business segments with less debt.

        We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness and any additional indebtedness we incur could exacerbate the risks described above.

        Our results of operations fluctuate due to the seasonality of our various businesses.

        Our annual revenues and earnings are substantially dependent upon general business activity, vacation and holiday seasons and the influence of weather conditions. As a result, changes in any of the above have a disproportionate effect on the annual results of operations of our shopping and entertainment centers, hotels and fashion retail businesses.

        One of our shareholders beneficially owns a substantial amount of our ordinary shares and, therefore, effectively controls our affairs.

        As of July 17, 2008, Mordechay Zisser, the Executive Chairman of our Board of Directors, held, directly or indirectly, approximately 50.16% of our issued share capital. For additional information, see “Selling Shareholders”. As a result of such holdings, Mr. Zisser has the ability, in effect, to elect the members of our Board of Directors and to effectively control our business.

        A loss of the services of members of our senior management of EI, including in particular that of Mr. Mordechay Zisser, could materially adversely affect our business and results of operations

        We depend on the continued services of the members of our senior management team, including in particular that of Mr. Mordechay Zisser, our Executive Chairman of the Board of Directors. Any loss of the services of Mr. Mordechay Zisser or any other member of our senior management team could result in the loss of expertise necessary for us to succeed, which could cause our revenues to decline and impair our ability to meet our objectives.

        Our annual and quarterly results may fluctuate which may cause the market price of our ordinary shares to decline.

        We have experienced at times in the past, and may in the future experience, significant fluctuations in our quarterly and annual operating results which may cause the market price of our ordinary shares to decline. These fluctuations may be caused by various factors, particularly due to significant sales of our properties and the frequency of such transactions. We periodically review our business to identify opportunities for the acquisition, development or sale of new centers and/or hotels. As a result of our disposition and acquisition or development of centers, we may experience significant fluctuations in our annual and quarterly results. As a result, we believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful and that investors should not rely on them as an indication for future performance. It is likely that in some future periods, our operating results may be below expectations of public market analysts or investors. If this occurs, our share price may drop.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders to others. All sales proceeds from such sale will be received by the selling shareholders. To the extent options are exercised using cash, we will receive funds from the exercise of any of such options, which funds will be used for general corporate purposes as shall be determined by the Board of Directors from time to time.

CAPITALIZATION

        The following table sets forth our consolidated unaudited capitalization table as of March 31, 2008, on an actual basis. The financial data in the following table should be read in conjunction with our consolidated annual financial data and notes thereto incorporated by reference herein.

	At March 31, 2008
	(unaudited)
	(NIS in thousands)	(US$ in thousands)

CURRENT LIABILITIES
SECURED
Short-term credits	423,986	119,332

UNSECURED
Short-term credits	47,054	13,243
Suppliers and service providers	171,623	48,304
Payables and other credit balances	534,636	150,474
Liabilities related to discontinued operations	28,430	8,002

	781,743	220,023

TOTAL CURRENT LIABILITIES	1,205,729	339,355

LONG TERM LIABILITIES
SECURED	1,357,688	382,124
UNSECURED	3,643,168	1,025,379

TOTAL LONG TERM LIABILITIES	5,000,856	1,407,503

SHAREHOLDERS' EQUITY
Attributable to equity holders of the Company	1,921,926	540,930
Minority Interest	1,217,109	342,558

	3,139,035	883,488

TOTAL CAPITALIZATION	9,345,620	2,630,346

SELLING SHAREHOLDERS

        The ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders, who have acquired or may acquire the ordinary shares pursuant to the Incentive Plan and pursuant to the Zisser Grant Agreement.

        The table below sets forth with respect to the selling shareholders based upon information available to us as of July 17, 2008, the number and percent of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus, and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares, assuming the sale of all of the registered ordinary shares. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of the selling shareholder upon completion of the offering to which this reoffer prospectus relates. The selling shareholders may offer the ordinary shares for sale from time to time. See “Plan of Distribution.”

        Unless otherwise described below, to our knowledge, no selling shareholder who is an affiliate, nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with, us or our affiliates during the three years prior to the date of this reoffer prospectus.

		Beneficial Ownership Prior to the Offering(1)			Number of Shares being Offered(3)		Beneficial Ownership Upon Completion of the Offering
Name of Selling Shareholder	Position	Number		Percentage			Number	Percentage

Mordechay Zisser	Executive
2 Weitzman Street,	Chairman of
Tel-Aviv, Israel	the Board	12,943,103	(2)	50.16	350,000		12,593,103	48.80
Shimon Yitzhaki
2 Weitzman Street,
Tel-Aviv, 64239,	President and
Israel	Director	100,361		*	58,284	(3)	67,265	*
Abraham (Rami) Goren	Director and
2 Weitzman Street,	Executive Vice
Tel-Aviv, 64239,	Chairman of
Israel	the Board	66,087		*	32,380	(3)	47,700	*
Joshua Shuki Forer
10 Hapashos St.
Rehovot, Israel	Director	9,516		*	9,714	(3)	4,000	*
David Rubner
11 Amal St., Park
Afek, Rosh Ha'ain,	Director	11,032		*	19,428	(3)	0	0
Israel
Zvi Tropp
22 Chen Avenue
Rehovot, Israel	Director	11,032		*	19,428	(3)	0	0
Yosef Apter
D.N. Efraim Shilo
Israel	Director	11,032		*	19,428	(3)	0	0
Moshe Lion
38 Ben Zwi St.
Givataim
Israel	Director	6,160		*	10,847	(3)	0	0
Shmuel Perets
21 Zofit St. Neve
Amit, Rehovot,
Israel	Director	6,160		*	10,847	(3)	0	0
Marc Lavine	General
2 Weitzman Street,	Counsel,
Tel-Aviv, 64239,	Corporate
Israel	Secretary	17,468		*	30,761	(3)	0	0
Dudi Machluf
2 Weitzman Street,	Chief
Tel-Aviv, 64239,	Financial
Israel	Officer	17,468		*	30,761	(3)	0	0

* Less than one percent.

(1)	Includes options to purchase ordinary shares that are exercisable within 60 days.

(2)	Includes: (i) 12,152,442 ordinary shares held by Europe-Israel (M.M.S.) Ltd. (“Europe-Israel”), which may be deemed to be beneficially owned by Mr. Mordechay Zisser by virtue of his indirect control of Europe-Israel and (ii) 24,837 ordinary shares held by Marina Herzelia (Limited Partnership) 1988, which may be deemed to be beneficially owned by Mr. Mordechay Zisser, by virtue of his indirect control of Control Centers Ltd.

(3)	Includes shares that may be acquired upon exercise of options that have not vested. This number also assumes an increase in the number of shares issuable under the Incentive Plan as a result of future distributions of dividends by the Company which may be distributed according to, and subject to the terms of the Company’s dividend distribution policy.

DESCRIPTION OF SHARE CAPITAL

        As of December 31, 2007 and as of July 31, 2008 our authorized share capital was 50,000,000 ordinary shares, par value NIS 1.00 per share, of which 25,454,524 ordinary shares were issued and outstanding and 2,800,000 ordinary shares, with a book value of NIS 138,529, were held by us as treasury shares and with respect to which we do not have any voting or equity rights.

        As of July 31, 2008 we had outstanding 848,083 options issued to directors, officers and employees to purchase an aggregate of 549,249 ordinary shares under our Incentive Plan at an exercise price of NIS 89.68 per share, with the latest expiration date of these options being September 2011. As of July 31, 2008 we had outstanding 350,000 options issued to the executive chairman of our board of directors to purchase an aggregate of 350,000 ordinary shares under the Zisser Grant Agreement at anan exercise price per share of NIS 127.120, with an expiration date of June 2009.

        From January 1, 2007 through December 31, 2007, the number of our outstanding ordinary shares increased from 25,454,262 ordinary shares to 25,454,524 ordinary shares (excluding 2,800,000 shares held by us as treasury shares) as a result of our issuance of 262 ordinary shares upon the exercise by employees of 500 options granted under the Incentive Plan, as noted below.

        From July 2005 through July 2008, our issued share capital increased from 21,904,682 ordinary shares (excluding 2,842,400 shares held by us as treasury shares) to 25,454,524 ordinary shares (excluding 2,800,000 shares held by us as treasury shares). In November 2005 we issued 3,479,216 ordinary shares in connection with our acquisition of Elscint Ltd. (“Elscint”) by way of a share exchange in which each outstanding share of Elscint (other than Elscint ordinary shares held by us and by or for the benefit of Elscint) was exchanged for 0.53 ordinary shares of our Company. This acquisition was consummated on November 23, 2005. On January 4, 2006 we issued 42,400 ordinary shares upon the exercise of options granted under our 2001 Employees, Directors and Officers Incentive Plan. Upon the completion of the merger by way of exchange of shares between us and Elscint during November 2005, the 50,000 options that Elscint had granted under its 2003 Employees, Directors and Officers Incentive Plan were exchanged for 26,500 options exercisable into 26,500 of our shares at an exercise price of NIS 38.67 per option. During 2007, we issued 27,964 ordinary shares upon exercise of all of these options (taking into consideration adjustments for distribution of dividends). In July 2007 we issued 262 ordinary shares upon the exercise of options granted under our Incentive Plan.

PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, donees, assignees or transferees may sell any or all of the ordinary shares for value at any time or from time to time under this reoffer prospectus in one or more transactions on the Nasdaq Global Select Market or any stock exchange, market or trading facility on which the ordinary shares are traded, in a privately negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

—	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	underwritten offerings;

—	short sales;

—	agreements by the broker-dealer and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

—	a combination of any such methods of sale; or

—	any other method permitted by applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

        Unless otherwise prohibited, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling shareholders. The selling shareholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling shareholders sell shares short, they may redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling shareholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling shareholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

        The selling shareholders and any broker-dealers that participate in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the ordinary shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

        There is no assurance that the selling shareholders will sell all or any portion of the ordinary shares offered under this reoffer prospectus.

OFFER AND LISTING DETAILS

        Information regarding the market price of our ordinary shares is located in our Form 20-F for the year ended December 31, 2007 filed with the Commission on June 30, 2008, as amended by our Form 20-F/A filed with the Commission on July 2, 2008. Additional information regarding the market price of our ordinary shares as reported on the Nasdaq Global Select Market is listed below.

2008	High	Low

July	$42.94	$31.34

June	$52.74	$42.00

Second Quarter	$56.09	$41.50

        Additional information regarding the market price of our ordinary shares as reported on the TASE is listed below.

2008	High		Low

July	NIS	130.50	NIS	104.90

June	NIS	171.70	NIS	140.20

Second Quarter	NIS	183.00	NIS	140.20

EXPENSES OF THE OFFERING

        We estimate the registration expenses to be approximately $17,871.32, which include the following categories of expenses (all amounts are estimated except the SEC registration):

SEC registration fee	$1,106.32
Printing and engraving expenses	$665
Legal fees and expenses	$15,000
Accounting fees and expenses	$1,000
Miscellaneous expenses	$100

Total	$17,871.32

LEGAL MATTERS

        The validity of the ordinary shares being offered by this reoffer prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.

EXPERTS

        Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, Tel Aviv, Israel, independent registered auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2007, as set forth in their report which is incorporated by reference in this reoffer prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference with such firm’s consent and in reliance on such firm’s report given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled “Indemnification of Directors and Officers” (see below), we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AVAILABLE INFORMATION

        We have filed a registration statement on Form S-8 with the Commission under the Securities Act. This reoffer prospectus, which is part of the registration statement, omits some information and exhibits included in the registration statement, copies of which may be obtained upon a payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

        We are subject to the informational requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, copies may be obtained (at prescribed rates) at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

INCORPORATION BY REFERENCE

        The following documents previously filed by us with the Commission are incorporated in this reoffer prospectus by reference:

        (1) Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2008, as amended by our Annual Report on Form 20-F/A filed with the Commission on July 2, 2008 (“Annual Report on Form 20-F”), which includes audited financial statements for our latest fiscal year;

        (2) Our Form 6-Ks dated June 30, 2008, July 17, 2008, July 23, 2008 and July 31, 2008;

        (3) The description of our ordinary shares, par value NIS 1.0 per share, that appears in “Item 10: Additional Information” in our Annual Report on Form 20-F.

        In addition, all subsequent annual reports on Form 20-F and all subsequent filings on Form 10-Q and 8-K filed pursuant to the Exchange Act after the date of this reoffer prospectus and before the termination of this offering will be deemed to be incorporated by reference in this reoffer prospectus and to be a part of this reoffer prospectus from the date of filing of such reports and documents. We may also incorporate in this reoffer prospectus any Form 6-K which we file with the Commission by identifying in such form that it is being incorporated by reference into this reoffer prospectus. Any statements we make in this reoffer prospectus may be modified or superseded by statements we make in documents which we incorporate by reference into this reoffer prospectus and which are filed after the date of this reoffer prospectus. If we make a statement in a previously-filed document which is incorporated by reference into this reoffer prospectus, that statement will be modified or superseded by statements in this reoffer prospectus or documents incorporated by reference into this reoffer prospectus which have a later filing date. You should read this reoffer prospectus together with all documents incorporated by reference.

        Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this reoffer prospectus is delivered upon a written or oral request to Elbit Imaging Ltd. at 2 Weitzmann Street, Tel-Aviv, 64239, Israel. Our telephone number is (972-3) 608-6010 and our fax number is (972-3) 608-6054.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

    (1)        Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2008, as amended by our Annual Report on Form 20-F/A filed with the Commission on July 2, 2008 (“Annual Report on Form 20-F”), which includes audited financial statements for our latest fiscal year;

    (2)        The description of our ordinary shares, par value NIS 1.0 per share, that appears in “Item 10: Additional Information” in our Annual Report on Form 20-F;

    (3)        All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (1) above; and

    (4)        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4.	Description of Securities.

        Not applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not applicable.

Item 6.	Indemnification of Directors and Officers.

        General – The Company’s Articles of Association as amended following the approval of the Company’s shareholders meeting dated November 1, 2007 set forth the following provisions regarding the grant of exemption, insurance and indemnification to any director and/or officer of the Company, all subject to the provisions of the Israeli Companies Law:

        A. Insurance – The Company may insure the liability of any director and/or officer therein to the fullest extent permitted by law. Without derogating from the aforesaid the Company may enter into a contract to insure the liability of a director and/or officer therein for an obligation imposed on him in consequence of an act done in his capacity as a director and/or officer therein, in any of the following cases:

(i)	A breach of the duty of care via-a-vis the Company or via-a-vis another person;

(ii)	A breach of the fiduciary duty via-a-vis the Company, provided that the director and/or officer acted in good faith and had reasonable basis to believe that the act would not harm the Company;

(iii)	A monetary obligation imposed on him in favor of another person.

(iv)	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of a director and/or officer in the Company.

        B. Indemnification

        (1) The Company may indemnify a director and/or officer therein, to the fullest extent permitted by law. Without derogating from the aforesaid, the Company may indemnify a director and/or officer in the Company for liability or expense imposed on him in consequence of an action made by him in the capacity of his position as a director and/or officer in the Company, as follows:

(i) Any financial liability he incurs or imposed on him in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by a court.

(ii) Reasonable litigation expenses, including legal fees, incurred by the director and/or officer or which he was ordered to pay by a court, within the framework of proceedings filed against him by or on behalf of the Company, or by a third party, or in a criminal proceeding in which he was acquitted, or in a criminal proceeding in which he was convicted of a felony which does not require a criminal intent.

(iii) Reasonable litigation expenses, including legal fees he incurs due to an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, and which was ended without filing an indictment against him and without being subject to a financial obligation as a substitute for a criminal proceeding, or that was ended without filing an indictment against him, but with the imposition of a financial obligation, as a substitute for a criminal proceeding relating to an offence which does not require criminal intent, within the meaning of the relevant terms in the Companies Law.

        (2) The company may give an advance undertaking to indemnify a director and/or officer therein in respect of the following matters:

    (i)        Matters as detailed in section B(1)(i), provided however, that the undertaking is restricted to events, which in the opinion of the Board of Directors, are anticipated in light of the Company’s actual activity at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by the Board of Directors as reasonable under the circumstances. The indemnification undertaking shall specify the events that, in the opinion of the Board of Directors are expected in light of the Company’s actual activity at the time of grant of the indemnification and the sum or measurement, which the Board of Directors determined to be reasonable under the circumstances.

(ii) Matters as detailed in section (B)(1)(ii) and B(1)(iii).

(iii) Any matter permitted by applicable law.

The company may indemnify a director and/or officer therein, save for the events subject to any applicable law.

The aggregate indemnification amount, shall not exceed the lower of (i) 25% of the shareholders’ equity of the Company as of the date of actual payment by the Company of the indemnification amount (as set forth in the Company’s most recent consolidated financial statements prior to such payment); and (ii) $40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by the Company, with respect to matters covered by such indemnification.

        C. Exemption – The Company may exempt a director and/or officer therein in advance and retroactively for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis the Company, to the fullest extent permitted by law.

        D. Insurance, Exemption and Indemnity – General

        The above provisions with regard to insurance, exemption and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exemption in connection with a person who is not a director and/or officer of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law.

        The above provisions shall apply mutatis mutandis in respect of the grant of insurance, exemption and/or indemnification for persons serving on behalf of the Company as directors and/or officers in companies controlled by the Company, or in which the Company has an interest.

        An undertaking to insure, exempt and indemnify a director and/or officer in the Company as set forth above shall remain in full force and effect even following the termination of such director and/or officer’s service with the Company.

        E. Prohibition on the grant of exemption, insurance and indemnification – The Israeli Companies Law provides that a company may not give insurance, indemnification nor exempt its directors and/or officers from their liability in the following events:

(i)	a breach of the fiduciary duty vis-a-vis the Company, except in relation to indemnification and insurance due to a breach of fiduciary duty towards the Company if the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

(ii)	an intentional or reckless breach of the duty of care, except if such breach of duty of care was made in negligence only;

(iii)	an act done with the intention of unduly deriving a personal profit; or

(iv)	a fine imposed on the officer or director.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

        The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Amended and Restated Employees and Officers Incentive Plan 2006 - Capital Gains Track.

4.2	Mordechay Zisser Option Grant Agreement. *

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

23.1	Consent of Brightman Almagor & Co.

23.2	Consent of KPMG Hungaria Kft.

23.5	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on the signature page).

* Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8, File No. 333-136684 filed with the Commission on August 16, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ELBIT IMAGING LTD., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on August 6, 2008.

ELBIT IMAGING LTD. By: /s/ Shimon Yitzhaki —————————————— Shimon Yitzhaki President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mordechay Zisser and Shimon Yitzhaki, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mordechay Zisser
——————————————
Mordechay Zisser	Executive Chairman of the Board of Directors	August 6, 2008

/s/ Shimon Yitzhaki
——————————————
Shimon Yitzhaki	President and Director	August 6, 2008

/s/ Abraham (Rami) Goren
——————————————
Abraham (Rami) Goren	Director and Executive Vice Chairman of the Board	August 6, 2008

/s/ Joshua (Shuki) Forer
——————————————
Joshua (Shuki) Forer	Director	August 6, 2008

/s/ David Rubner
——————————————
David Rubner	Director	August 6, 2008

/s/ Zvi Tropp
——————————————
Zvi Tropp	External Director	August 6, 2008

/s/ Yosef Apter
——————————————
Yosef Apter	External Director	August 6, 2008

/s/ Moshe Lion
——————————————
Moshe Lion	Director	August 6, 2008

/s/ Shmuel Perets
——————————————
Shmuel Perets	Director	August 6, 2008

/s/ Marc Lavine
——————————————
Marc Lavine	General Counsel and Corporate Secretary	August 6, 2008

/s/ Dudi Machluf
——————————————
Dudi Machluf	Chief Financial Officer	August 6, 2008

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, Delaware, on this 5th day of August 2008.

PUGLISI & ASSOCIATES (Authorized U.S. Representative) By: /s/ Donald J. Puglisi —————————————— Donald J. Puglisi Managing Director